AT THE COMPANY:
John L. Hendrix
Senior Vice President & CFO
(713) 623-0790

Cornell Companies Reports $0.15 EPS in Q1 2003 vs. $(0.03) in Q1 2002

HOUSTON, TX (May 7, 2003) — Cornell Companies, Inc. (NYSE: CRN)

•                  As Reported basis:  Cornell’s Q1 2003 EPS of $0.15 exceeded expectations of $0.11 — Diluted EPS was $0.15 vs. $(0.03) in Q1 2002, which included $(0.08) per share in Q1 2002 for change in accounting principle.

– Revenues decreased 4% from Q1 2002, as there were no revenues in Q1 2003 from the New Morgan Academy as the facility was closed in Q4 2002.  Income from operations increased 22% from Q1 2002, mainly due to lower G&A expenses.

•                  Pro forma basis: Cornell’s Q1 2003 EPS of $0.20 exceeded consensus expectations of $0.16.

– Revenues rose 4% compared with last year, excluding the now-closed New Morgan Academy.

– Income from operations rose 11% vs. a year ago, excluding New Morgan and special committee charges.

•                  Since January, Cornell has announced three new facilities, plus the reactivation of the Moshannon Valley Correctional Center.  Together, the four facilities are expected to provide approximately $70 million in annualized revenues, some of which is expected to begin adding revenue in 2003.

•                  Cornell expects second quarter 2003 GAAP diluted EPS of $0.17 and pro forma diluted EPS of $0.21, excluding New Morgan costs.

•                  Cornell expects 2003 GAAP diluted EPS between $0.68 and $0.72 and 2003 pro forma diluted EPS between $0.86 and $0.90, excluding New Morgan and start-up costs.

First Quarter Highlights (Amounts in thousands, except per share data)

	First Quarter Ended
	3/31/2003	3/31/2002
As Reported
Revenue	$66,026	$68,475
Income from operations	7,779	6,375
Income before cumulative effect of changes in accounting	1,957	635
Net income (loss)	1,957	(330)
EPS diluted before cumulative effect of changes in accounting	$0.15	$0.05
EPS – diluted	$0.15	$(0.03)
Shares outstanding used in per share computation	12,940	12,952

New Morgan Academy operating data:
Revenues	$26	$4,798
Income (loss) from operations	(631)	455

Unusual charges:
Special committee charges (reported in G&A expenses)	$—	$1,659
Bank waiver fees (reported in interest expense)	$—	$825

“Cornell’s first quarter results were strong, building on the progress of the prior quarter.  Operating trends are very encouraging:  higher revenues on a continuing properties basis, excellent occupancy rates, lower expenses and improved profitability.  Equally important, we’re executing on our strategic plan to drive growth, with the addition of three new facilities and the reactivation of the Moshannon Valley facility since January, all of which is expected to add a meaningful increment to our revenues in 2004.”

— Harry J. Phillips, Jr., Cornell’s executive chairman

HOUSTON, TX (May 7, 2003) — Cornell Companies, Inc. (NYSE: CRN) today reported earnings for the first quarter ended March 31, 2003 of $0.15 per diluted share compared to $(0.03) per diluted share in last year’s first quarter, which included $(0.08) per diluted share for the cumulative effect of a change in accounting principle.  On a pro forma basis, excluding the impact of New Morgan costs, Cornell’s earnings would have been $0.20 per diluted share, which exceeded first quarter consensus analyst estimates of $0.16 per diluted share.

“Cornell’s first quarter results were strong, building on the progress of the prior quarter,” said Harry J. Phillips, Jr., Cornell’s executive chairman.  “Operating trends are very encouraging:  higher revenues on a continuing properties basis, excellent occupancy rates, lower expenses and improved profitability.  Equally important, we’re executing on our strategic plan to drive growth, with the addition of three new facilities and the reactivation of the Moshannon Valley facility since January, all of which is expected to add a meaningful increment to our revenues in 2004.”

Tom Jenkins, Cornell’s president and chief operating officer, emphasized, “Cornell’s new opportunistic culture is energized by our personnel, and it’s more than talk — it’s clearly reflected in the recent agreements for new facilities.   Since January, Cornell has announced three new facilities and the reactivation of the Moshannon Valley Correctional Center, which together are expected to provide approximately $70.0 million in annualized revenues, some of which is expected to begin in 2003.  Considering that our 2002 revenues totaled $275.1 million, the future addition of approximately $70.0 million in annualized revenues over the next year to eighteen months or so is very significant.”

First quarter revenues decreased to $66.0 million from $68.5 million in the prior year’s first quarter.  Last year’s first quarter included $4.8 million in revenues from the New Morgan Academy, which was closed during the fourth quarter of 2002.  Excluding the impact of New Morgan, revenues would have increased $2.3 million, or 4%, from the prior year’s first quarter. Management continues to review a number of proposals regarding the most appropriate use of the New Morgan Academy, including the possible sale of the facility.  Among Cornell’s ongoing operations, revenues increased due to higher overall occupancy, which averaged 99.9% during the quarter compared with 97.9% in last year’s first quarter.

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Income from operations rose to $7.8 million in this year’s first quarter compared with $6.4 million in the  prior year’s first quarter.  Last year’s first quarter included $0.5 million in operating income from New Morgan, which was offset by special committee expenses of $1.7 million in special committee charges.  Excluding income from New Morgan and the unusual expenses, last year’s income from operations would have been $7.6 million.  As disclosed previously, the continuing after-tax cost associated with the closed New Morgan facility is approximately $200,000 per month.  This year’s first quarter net income was $2.0 million, or $0.15 per diluted share, compared with  $(0.3) million or $(0.03) per diluted share in last year’s first quarter, which included a $(1.0) million, or $(0.08) per diluted share, cumulative effect of change in accounting principle.  Before the impact of the change in accounting principle, last year’s first quarter earnings were $0.05 per diluted share.

John Hendrix, Senior Vice President and CFO, noted, “Working capital is under control, and our expense disciplines are having a positive impact on Cornell’s earnings.  With a leaner management structure, we have decreased annualized general and administrative expenses by approximately $400,000 per year that could be sustainable over the next several quarters. Our control over general and administrative expenses is very encouraging from an earnings standpoint, especially given the new sources of revenue anticipated in the year ahead.”

Outlook For Second Quarter and Full-Year 2003

Cornell expects second quarter earnings to be approximately $0.17 per diluted share and pro forma second quarter earnings of approximately $0.21 per diluted share, excluding costs associated with the closed New Morgan Academy.  Management believes that reporting the Company’s pro forma earnings without the costs of the New Morgan Academy are relevant to understanding the Company’s ongoing financial results because the actual operating losses to be incurred or any losses on the carrying value of the property are not yet fully determinable.  Looking ahead, we are very positive about the remainder of the year and at this time expect Cornell to earn between $0.68 and $0.72 per diluted share on a GAAP reported basis in 2003, and a pro forma amount between $0.86 and $0.90 for 2003 earnings per diluted share, excluding the costs associated with New Morgan Academy and start-up costs.

Quarterly Webcast

Cornell’s management will host a conference call and simultaneous webcast of the call at 10:00 am CDT today, May 7th.  The webcast may be accessed through www.companyboardroom.com as well as Cornell’s home page, www.cornellcompanies.com.  A replay will also be available on the above web sites and by dialing (800) 405-2236 or (303) 590-3000 and providing confirmation code 535198.  The replay will be available through May 14, 2003 by phone and for 30 days on the Internet.

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. Cornell (http://www.cornellcompanies.com ) has 69 facilities with a total service capacity of 15,945. Cornell’s facilities are located in 13 states and the District of Columbia.

CORNELL COMPANIES, INC.

ADD 3

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current plans and actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. Important factors that could cause actual results to differ include, among others, (i) the outcomes of pending putative class action shareholder and derivative lawsuits, and related insurance coverage, (ii) risks associated with acquisitions and the integration thereof (including the ability to achieve administrative and operating cost savings and anticipated synergies), (iii) the timing and costs of the opening of new programs and facilities or the expansions of existing facilities, (iv) changes in governmental policy and/or funding to discontinue or not renew existing arrangements or to eliminate or discourage the privatization of correctional, detention and pre-release services in the United States, (v) the availability of debt and equity financing on terms that are favorable to the Company, (vi) f luctuations in operating results because of occupancy, competition (including competition from two competitors that are substantially larger than the Company), increases in cost of operations, fluctuations in interest rates and risks of operations, (vii) significant charges to expense of deferred costs associated with financing and other projects in development if management determines that one or more of such projects is unlikely to be successfully concluded, (viii) results from alternative deployment or sale of facilities such as the New Morgan Academy and (ix) the Company’s ability to negotiate a contract amendment with the BOP related to the Moshannon Valley Correctional Center.

(Financial Tables Follow)

CORNELL COMPANIES

FINANCIAL HIGHLIGHTS

($000’s except per share amounts)

		Three Months Ended March 31,
		2003	2002

Revenues		$66,026	$68,475
Operating expenses		51,780	53,808
Pre-opening and start-up expenses		—	—
Depreciation and amortization		2,569	2,206
General and administrative expenses		3,898	6,086
Income from operations		7,779	6,375
Interest expense, net		4,462	5,267
Minority interest in consolidated special purpose entities		—	(40)
Income before income taxes and cumulative effect ofchange in accounting principle		3,317	1,148
Income tax provision		1,360	513
Income before cumulative effect of change in accounting principle		1,957	635
Cumulative effect of change in accounting principle, net of related income tax provision of $535 in 2002		—	(965)
Net income (loss)		$1,957	$(330)

Earnings (loss) per share:
-	Basic
	Income before cumulative effect of change in accounting principle	$.15	$.05
	Cumulative effect of change in accounting principle	—	(.08)
	Net income (loss)	$.15	$(.03)
-	Diluted
	Income before cumulative effect of change in accounting principle	$.15	$.05
	Cumulative effect of change in accounting principle	—	(.08)
	Net income (loss)	$.15	$(.03)

Number of shares used to compute EPS:
-	Basic	12,784	12,952
-	Diluted	12,940	12,952

Total service capacity (end of period)		15,945	15,444
Contracted beds in operation (end of period)		9,436	9,503
Average occupancy (A)		99.9%	97.9%
Average occupancy excluding start-up operations		99.9%	97.9%

(A)      Occupancy percentages are based on contracted service capacity of residential facilities in operation.  Since certain facilities have service capacities that exceed contracted capacities, occupancy percentages can exceed 100% of contract capacity.

Balance Sheet Data:

	March 31, 2003	December 31, 2002

Working capital	$99,003	$95,988
Property and equipment, net	254,487	255,450
Total assets	435,139	441,291
Long-term debt, net of current portion	232,254	232,258
Stockholders’ equity	162,375	159,952